EXHIBIT (4)(xviii)

                     DRAFT SUBJECT TO CHANGES
        TRANSLATION OF THE PUBLIC DEED AND LOAN AGREEMENT
                    DOCUMENTING THE CONCESSION
            OF A LOAN TO PLYMOUTH RUBBER EUROPA, S.A.

  NOTARY PUBLIC: Mr. Ernesto Regueira Nunez, Notary of Porrino.
                       DATE: 11 April 1997
                           NUMBER: 479

"LOAN GUARANTEED BY MORTGAGE AND GUARANTEE

NUMBER: FOUR HUNDRED AND SEVENTY NINE

In  Porrino,   my  residence, on  the  11th  day  of  April
nineteen hundred and ninety seven.

Before  me,  ERNESTO REGUEIRA NUNEZ, Notary Public  of  the
Association of La Coruna.

                              APPEAR

MR. PLACIDO OTERO ESTEVEZ, married, economist, residing at Porrinno, domiciled at Calle Domingo el Bueno number 4, holder of a National Identity Card, which he exhibits to me, numbered 35.550.317.

MR. MANUEL ALCAIDE NUNEZ, manager of the office for company banking, Vigo branch, of the Banco del Comercio, residing at Vigo, domiciled at Plaza de Compostela number 27-28, holder of a National Identity Card, which he exhibits to me, numbered 34.867.925.

MR.  JUAN JOSE LAGO ESCORCIA, duly empowered member of  the
office  for company banking, Vigo branch, of the Banco  del
Comercio,   residing  at  Vigo,  domiciled  at   Plaza   de
Compostela  number  27-28, holder of  a  National  Identity
Card, which he exhibits to me, numbered 32.590.099.

MR. ALBERTO ESTEVEZ RODRIGUEZ, legally separated, residing at Porrino, manager of the Porrino branch of the Banco de
Bilbao Vizcaya, with domicile at Plaza del Ayuntamiento number 5, holder of a National Identity Card, which he exhibits to me, numbered 35.997.966.


MR. MANUEL DOMINGO DOMINGUEZ VARELA, married, employee of the Banco de Bilbao Vizcaya, residing in Porrino, with domicile at Plaza del Ayuntamiento number 5, holder of a National Identity Card, which he exhibits to me, numbered
36.602.902.

MR. ALBERTO MIGUEZ LOURIDO, duly empowered person from the Caja de Ahorros Municipal de Vigo, residing in Vigo, domiciled at Calle Garcia Barbon number 1, holder of a National Identity Card, which he exhibits to me, numbered
36.012.559.

All of them are of full legal age.

THEY INTERVENE:

a)  Mr. Placido Otero Estevez, in the name and on behalf of
the  mercantile  entity "PLYMOUTH  RUBBER  EUROPA,  S.A.",
Unipersonal  Company,  with corporate  address  at  Porrino
(Pontevedra),   Carretera   Porrino-Salceda   Km.    1,500;
constituted for indefinite time by Public Deed before the Notary Public of Madrid, Mr. Jose Maria Alvarez Vega, on
August 26,1996, under number 3.241 of his official record and registered in the Mercantile Registry of Pontevedra, in Folio 49, Book 1.847 of Companies, PO-18.045.

Fiscal Identity Code number A-36269694.

Exercises  this  representation in virtue  of  the  special
power,   in  the  name  of  the  represented,  Ms.  Beatriz
Satrustegui Menchaca, granted before me on the present  day
under number __________ of my official record; in execution
of  the agreement of the Board of Administration, held  ond
April, 7, 1997. From said Public Deed I transcribe: "......
To  grant powers to ... Mr. Placido Otero Estevez ...,  so,
 ....  he  may, by himself, subscribe in the  name  of  the
company a loan, for the amount of 250,000,000 Pesetas which shall be granted to the company by a syndicate of financial credit entities formed by the Banco del Comercio, Banco
Bilbao Vizcaya and Caja Municipal de Ahorros de Vigo, as well as: 1. To constitute on behalf of the above mentioned credit entities mortgage on real states property of the company, in the conditions established as convenient, apply for the registration of said mortgage in the Property
Registry, grant the public deeds that may deem necessary for clarification, amendment, and rectification to obtain the final registration of the above mentioned mortgage in the Property Registry. 2. To appear before the Notary
Public or the business agent of his choice to incorporate the loan contract guaranteed by mortgage to a public deed and to perform all acts that may deem necessary for the conclusion and complete effectiveness of the same ... ".

Whatever is not established herein will not alter, vary, condition or limit the preceding.

Mr. Otero assures that the faculties he invokes are dully in force and that the entity he represents subsists.

b) Mr. Alcaide Nunez and Mr. Lago Escorcia in the name and on behalf of the mercantile entity "BANCO DEL COMERCIO, S.A.", with corporate address at Madrid, Paseo de la
Castellana, number 108, constituted for indefinite time under the denomination of "Banco Hispano Suizo, S.A.", by Public Deed on October, 12, 1920, before the Notary Public of Madrid, Mr. Antonio Turon y Bosca; Afterwards said mercantile entity adopted the denomination of "BANCO DE
FINANCIACION INDUSTRIAL, S.A.", by Public Deed, on March 7,
1964, under number 1.303 of his official record; registered in the Mercantile Registry of Madrid, in Folio 131 of Book
402,  page  4.315. The present denomination  of "BANCO  DE
COMERCIO, S.A.", is the result of the merger carried out by "BANCO DE FINANCIACION INDUSTRIAL, S.A." absorbing the
"BANCO DE COMERCIO, S.A.", adopting notwithstanding the preceding, this denomination, as results of the Public Deed granted on January 1, 1989, before Notary Public of Madrid,
Mr. Juan Bolas Alfonso, under number 1 of his official record, and registered in the Mercantile Registry of Madrid, in folio 156, Book 1.063 general, 1.011 of section
3 of Companies Book, Page number 4.314-2, inscription number 89.

Fiscal Identity Code number A-28000545.

They have faculties for this act by power of attorney granted for them by Mr. Carlos Gorria Cortazar and Mr. Luis Antonio Delso Heras, acting in the name and on behalf of the "BANCO DE FINANCIACION INDUSTRIAL, S.A.", on November 30, 1988, before the Notary Public of Madrid, Mr. Jose Antonio Escartin Ipiens, under number 4.590 of his official record, from which among others, I transcribe: "... for in the name and on behalf of the "BANCO DE FINANCIACION INDUSTRIAL, S.A." (INDUBAN) may exercise ... the faculties
 .. under numbers ... to be indicated ... jointly... B) Jointly, this is, with any other empowered person from the Bank, who may be empowered upon the present power or any other power, within the same faculties: ... 6. Grant loans or credits. a) Grant loans or credits, financial or
commercial  discounts,  overdrafts  in  current   accounts,
exceeds in credit accounts, or under any other modality, in national or foreign currency, both the empowering entity individually or jointly with any other public or private entity, national or foreign, simple or with any type of
guarantee,  personal,  real,  ordinary  pledge  or   pledge
without transmission, mortgage or chattel mortgage, or any other guarantee, as well as renew, defer, amend, extend, reduce, decline, transmit, dispose, cancel, extinguish the granted loans or credits, or those which the Bank is holder whether they are simple or with any of the above mentioned
personal   or  real  guarantees.  b)  To  open  documentary
credits,   request   the   confirmation   of   the   opened
documentary credits by this entity, confirm the credits opened by other entity, advise documentary credits and in all cases, whether they are revocable or irrevocable, simple or with any of the above mentioned guarantees. c) To
intervene   in   the  syndicated  loans  and   accept   the
designation as Agent Bank, Director Bank or any other directive designation, both individually or jointly with other loan entities, accepting all kind of compromises and
carrying   out  all  acts  for  the  performing  of   those
designations...  10.-  Guarantees. ...  c)  Acceptation  of
guarantees. = To accept and retain all kind of guarantees and counter-guarantees, on behalf of the Bank, both real and personal, mortgage or chattel mortgage, ordinary pledge or pledge without transmission, or any other guarantee. d)
Substitution   and  cancellation  of  guarantees.   =    To
substitute, amend, postpone, divide, reduce and cancel and totally or partially extinguish all kind of personal and
real   guarantees,   bonds,  securities,   pledge   without
transmission  or  ordinary  pledge,  mortgage  or   chattel
mortgage, constituted on behalf of the Bank.

Thus  it  results  from authentic copy  of  said  Power  of
Attorney public deed that they show me (registered  in  the
Mercantile  Registry of Madrid, folio  number  134,  volume
number  1.063  general,  number  1.011  of  section  3   of
Companies Book, Page number 4.314, inscription 893), and whatever is omitted will not alter, vary or condition the above established.

Mr. Alcaide Nunez and Mr. Lago Escorcia assure that the faculties they invoke are duly in force and that the entity they represent subsists.

c)  Mr.  Alberto Estvez Rodriguez and Mr.  Manuel  Domingo
Dominguez  Varela, in the name and on behalf of the  entity
"BANCO BILBAO VIZCAYA, S.A." (from now on, in this public deed, "the Bank"), with Fiscal Identity Code number A-
48/265169, domiciled in Bilbao, Plaza San Nicolas 4, which proceeds from merger, formalized in public deed authorized by Notary Public of Bilbao, Mr. Jose Maria Arriola Arana, on October 1, 1988, of the entities "Banco de Bilbao. S.A."
and "Banco de Vizcaya, S.A.", in which public deed was adopted the present denomination. It is registered in the Mercantile Registry of Vizcaya in the Volume 2.083, Book
1.545  of  Section  3 of Companies, Folio  1,  Page  number
14.741, inscription 1.

They have faculties for this act:

From the public deed of power of attorney granted in the name of said entity, by Mr. Emilio de Ybarra y Churruca, on the 1st of October nineteen hundred and eighty-eight, before the Notary Public of Bilbao, Mr. Jose Ignacio Uranga
Otaegui, under number 4.903 of his official records, registered in the Mercantile Registry of Vizcaya in Volume
2.083  general, Book 1.545 of Section 3 of Companies, Folio
57, Page number 14.741, inscription 6, in use of the faculties granted in public deed authorized by the same
Notary Public in the same date.

The  contents  of  this public deed, insofar  interests  to
point  out  herein, is: "... for each one of them,  in  the
name  and on behalf of  the "Banco de Bilbao Vizcaya, S.A."
and  as  for this entity and all its offices, Branches  and
urban  Agencies,  established or to be established  in  the
future, both in Spain and abroad ... and jointly, with  any
other  duly  empowered person who, in his turn,  holds,  at
least,  the  same  faculties that may be exercise  in  each
case."  = "  ...  6  ... a) To grant  loans  and  credits,
commercial  discounts,  overdrafts  in  current   accounts,
exceeds in credit accounts, or under any other modality, in
national  or  foreign currency, both the empowering  entity
individually  or jointly with any other public  or  private
entity,  national or foreign, simple or with  any  type  of
guarantee,  personal,  real,  ordinary  pledge  or   pledge
without transmission, mortgage or chattel mortgage, or  any
other  guarantee, as well as renew, defer,  amend,  extend,
reduce, decline, transmit, dispose, cancel, extinguish  the
granted loans or credits, or those which the Bank is holder
whether  they are simple or with any of the above mentioned
personal   or  real  guarantees.  b)  To  open  documentary
credits,   request   the   confirmation   of   the   opened
documentary  credits  by this entity, confirm  the  credits
opened  by other entity, advise documentary credits and  in
all  cases,  whether  they  are revocable  or  irrevocable,
simple or with any of the above mentioned guarantees. c) To
intervene   in   the  syndicated  loans  and   accept   the
designation  as  Agent Bank, Director  Bank  or  any  other
directive  designation, both individually or  jointly  with
other loan entities, accepting all kind of compromises  and
carrying   out  all  acts  for  the  performing  of   those
designations.   10.-  Guarantees. ...  c)  Acceptation  of
guarantees.  = To accept and retain all kind of  guarantees
and  counter-guarantees, on behalf of the Bank,  both  real
and personal, mortgage or chattel mortgage, ordinary pledge
or  pledge without transmission, or any other guarantee. d)
Substitution   and  cancellation  of  guarantees.   =    To
substitute, amend, postpone, divide, reduce and cancel  and
totally or partially extinguish all kind of f personal  and
real   guarantees,   bonds,  securities,   pledge   without
transmission  or  ordinary  pledge,  mortgage  or   chattel
mortgage, constituted on behalf of the Bank ..."

Thus it results from the copies of said public deed, which are shown to me, in which the non transcribed will not alter, vary or condition the established herein.

Mr. Estevez Rodriguez and Dominguez Varela assure that the faculties invoked are duly in force and that the entity they represent subsists.

d) Mr. Alberto Miguez Lourido, in the name and on behalf of
the "CAJA DE AHORROS MUNICIPAL DE VIGO" - "CAIXAVIGO", with
corporate address in Vigo - Avenida de Garcia Barbon, 1 and
3   -,   with   Fiscal  Identity  Code  number  G-36600369;
Institution  governed by the By-laws  approved  by  General
Shareholders Meeting dated on the 18th June 1996,  elevated
on  to  a  public deed authorized by the Notary  Public  of
Vigo,  Mr. Alvaro Moure Goyanes, the 19th of the same month
and  year,  under  number  770  of  his  official  records,
corrected  by another public deed authorized  by  the  same
Notary  Public, the 21st of the same month and year,  under
number  785  of  his  official records; registered  in  the
Mercantile Registry of Pontevedra in Folio 15 of  the  Book
1.134  of  Companies, inscription 117 of  Page  number  PO-
4.111.  The  first By-laws of the Company were approved  by
Royal  Order of August 7, 1880, created as "Caja de Ahorros
y Monte de Piedad Municipal de Vigo" and changed the
actual   denomination   by   agreement   of   the   General
Shareholders Meeting of the company on February 1, 1989, which was elevated on to a public deed authorized by the Notary Public of Vigo, Mr. Alfonso Zulueta de Haz, on the
10th of March of the same year, under number 833 of his official records.

He  supports said representation with copy, which is  shown
to me, of the public deed granted by the General Manager of
the "Caja  de  Ahorros  Municipal  de  Vigo",  Mr.   Julio
Fernandez Gayoso, the twenty-first of November of nineteen hundred ninety-four, before Notary Public of Vigo, Mr.
Manuel Martinez Rebollido, under number 2.466 of his official records, in his quality of General Manager of said
Savings Bank and in execution of the agreements of the Administration Board dated 27th October 1994.

Resulting  from  said  public  deed  (registered   in   the
Mercantile Registry of Pontevedra in Folio 99 of  the  Book
1.134 of Companies, inscription 127 of Page number PO-4.111) Mr. Miguez Lourino holds the following faculties,
among   others:   "...II.-   ORDINARY   BANK   OPERATIONS."-
Constitute, defer, amend, renew, cancel or extinguish, in the name and on behalf of the Savings Bank, all acts and contracts regarding the operations of the Entity and all other operation due to the banking activity as listed herein, formalizing and subscribing all public and private
documents  that  may deem necessary: ...  8.   Credits  and
loans of all kind, without guarantee or with any kind of guarantee (mortgage or chattel mortgage, pledge, ordinary or without transmission, etc.), subscribing public deed policy, as well as accepting those guarantees, enclosed the superposition of these ... 18. Totally or partially cancel mortgages or chattel mortgages and ordinary pledges or pledges without transmission, granting the corresponding
payment   letters,   as  well  as  division,   segregation,
aggregation and release of mortgages and other guarantees.-
19.  Request,  accept,  constitute  and  cancel  bonds   or
securities of any kind, jointly or individually whether they are personal, cash or title pledging, in the name of the Savings Bank or on behalf of a third (Areitio dixit) person and to be duly effective in the sphere of contract, whether private, civil, mercantile or labor ... 38.- ... 4.- The managers... Mr. Alberto Miguez Lourido, may exercise the following faculties: a) Jointly and severally, anyone of them, those included in epigraphs ... 8 ... b)
 ... they will have to present certification granted by the General Manager of the Entity by any of the Assistant
Manager,  which  supports  that  the  operation  has   been
approved by the entity; and those included in sections 18 and 19 ..., they will have to present ... certification ... when the amount exceeds 15,000,000 Pesetas.

Mr. Miguez Lourido for the incorporation to the present certification issued by Mr. Angel Lopez-Corona Davila,
Assistanat Manager of "Caja de Ahorros Municipal de Vigo", clearing that on the twenty-first of November of nineteen hundred ninety-six the "Caja de Ahorros de Vigo" agreed the participation in a syndicated loan operation of 250,000,000
Pesetas,  with  mortgage guarantee on behalf  of "PLYMOUTH
RUBBER EUROPA, S.A.", for an amount of 83,400,000 Pesetas and accept the bond of 26,666,666 Pesetas granted by ABN
AMRO, to answer to the payment of this loan operation, and which issued in one sole sheet of common paper, I include it to incorporate to the present deed.

Whatever is not established herein as not being necessary, will not alter, vary, condition or limit the preceding.

Mr. Muiguez Lourido assures that the faculties invoked are duly in force and that the entity he represents subsists.

THEY HAVE, IN MY JUDGMENT, the necessary legal capacity to grant the present public deed of LOAN GUARANTEED BY MAXIMUM
MORTGAGE AND GUARANTEE, and to that effect, they


                              STATE

A.-  Mr. Placido Otero Estevez, that the mercantile  entity
"PLYMMOUTH RUBBER EUROPA, S.A." is legal title holder, by the title which shall be explained afterwards, of the following property located in:

      PROVINCE   OF  PONTEVEDRA, "MUNICIPIO  DE   PORRINO,
PARROQUIA DE ATIOS":

"RIO  A  RIO", "COUTO VELLO", COUTO ANCHO, "COUTO  VELLO
DEL REGATO" and "MARCO", mountain and furze with the following buildings :

-   A   SINGLE-STOREY  INDUSTRIAL  PLANT,  destined  for
storage, which takes up a surface area of nine hundred and twenty square metres (920 m2).

- INDUSTRIAL PLANT AND OFFICES, composed of ground floor and first floor, in part. The ground floor destined for industrial uses which takes up two thousand and forty one square metres (2.041 m2) and a first floor for office purposes which takes up three hundred and sixty four square metres (264 m2).

- A SINGLE-STOREY INDUSTRIAL PLANT, which takes up a surface area of five hundred and sixty square metres
(560 m2), destined for production.

All this forms one sole land of one hectare, thirty three areas and forty centiareas, which limits: to the North property of "Sial, S.A."; South, the company
"Solfer" and pool; East, from the company "Solfer" and road from Porrino to Salcedo de Caselas, and West, Juana
Davila Lago and "Sial S.A.".

TITLE: It belongs to them by virtue of universal and patrimonial transmission due to spin-off of "PLYMOUTH
RUBBER  EUROPA, S.A."  and "CINTAS ADHESIVAS NUNEZ  S.A."
as result of Public Deed granted by the Notary Public of Bilbao, Mr Emilio Fernandez Valdes Cruzat, the 25th
February 1997, under number 406 of his official records.
The actual description of the property results from the Public Deed of New York Declaration and Association, granted by the preceding title holder "Cintas Adhesivas
Nunez,  S.A."  before the Notary Public of Porrino,  Mr.
Ernesto Regueira Nunez, on the 27th of November of 1996, under number 1.372 of his official records.

REGISTRATION: The property is registered at the Tuy Land
Registry, under book 171, volume 891, folio 177, estate number 26.620.

CHARGES, LIENS AND REGISTRY INFORMATION: The property is
free  of  charges  and limitations, and  I,  the  Notary
Public, assert that the registry information obtained on
the tenth of April of the present year, consisting in  a
simple   note  of the Tuy Land Registry, coincides  with
the   above   exposed  about  the  estate  of   charges.
Concerning  the title holder the preceding title  holder
is  recorded,  even though the spin-off Public  Deed  is
presented  with estate number 1.509, of Diary 47,  which
it  has  been taken away by the person who had presented
the  public  deed for the registration in the Mercantile
Registry; all this has been previously notified  to  the
granters  and  it  is  ratified in this  moment  by  the
representatives of the borrower entity. Likewise I,  the
Notary  Public, expressly advise the appear  that  about
the   obtained   information  the   preceding   Registry
situation will prevail before the presentation to the Registry of the authorized copy of this Public Deed.

XXXX : Free of hirers and all kind of occupants, as declared by D. Placido Otero Estevez.

URBAN SITUATION: There are no circumstances.

ADMINISTRATIVE  REGISTRY:  The  urban  contribution   is
established  with references E416071 0001B0 and  E416072
0001YQ  relating to the Property register. The  invoices
corresponding  the  1996  fix  assets  tax  ("IBI")   is
incorporated in this copy obtained in my bureau.

B.-  Mr.  Placido  Otero Estevez,  that  the  mercantile
entity "PLYMOUTH RUBBER EUROPA, S.A." (from now on  the
BORROWER)  has appoint the LENDER entities requesting  a
loan   of   TWO   HUNDRED  AND  FIFTY  MILLION   PESETAS
(250,000,000).

C.- That the LENDER entities agree to grant the BORROWER the requested loan.

D.-   That,  in  consequence,  the  parties   agree   in
formalizing  a  Syindicated  Loan  Contract   with   the
following,

                          CLAUSES

FIRST.- Amount of the Loan

1.1.      Total compromise on the part of the Lenders

   The  banking  entities listed under clause SECOND  below
   hereby  jointly  and separately make  available  to  the
   Borrower  a  loan  up  to a limit  of  250,000,000  (Two
   Hundred and Fifty million) pesetas, of which amount  the
   Borrower   may   dispose  subject  to   the   conditions
   established in the present Agreement.

1.2.     Compromise assumed by the Borrower

   The  Borrower hereby accepts the loan and obliges  to
   return  to the Lenders the funds withdrawn, on each  and
   all   of  the  scheduled  dates  established  in  clause
   ELEVENTH,  as  well  as to pay,  on  the  dates  and  in
   accordance  with  the  conditions  established  in   the
   present   Agreement,  all  interests   and   commissions
   accrued by the loan as well as the expenses and taxes that it may give rise to.

SECOND.- Distribution of the loans and nature of the rights and obligations of the Lenders

2.1 Total amount of the loan

   The Lenders shall make available the total amount of the loan in accordance with the following distribution:

                 ENTITY
                 UNDERTAKING
    CAJA  DE  AHORROS  MUNICIPAL  DE VIGO    83,400,000 Pesetas
    BANCO DE BILBAO VIZCAYA, S.A.            83,300,000 Pesetas
    BANCO DE COMERCIO, S.A.                  83,300,000 Pesetas



2.2    Independent  nature  of  the  obligations   of   the Lenders.

   The contractual obligations are assumed by The Lenders in a joint but separate manner.

   Each one of the Lenders may exercise its own rights  in
   an   individual   way, up to the limit of his participation,
   without prejudice to the exercise of  the
   rights which may correspond to the rest of them, unless expressly agreed otherwise. Each one of the Lenders may
   also,   individually,  take  any  many    extra-judicial
   actions directed to the conservation and defense of the rights of the rest of the Lenders, except for the Agent, who, in the cases hereby established, may carry out actions directed to the conservation and defense of the rights of The rest of the Lenders. Each one of the Lenders shall only  be  entitled to exercise its own individual rights.

   In  the event that any one of the Lenders does not  make
   the  funds available to the Borrower, through the agent,
   on   the   time   and   under  the   conditions   hereby
   established,  this shall not affect the  obligations  of
   the  rest  of  the  Lenders, who  shall  be  exclusively
   obliged  to provide the funds up to the limit  of  their
   respective  undertakings,  notwithstanding   the   legal
   actions against the non-complying Lender which may correspond to the Borrower.

2.3.      Majority of Lenders

   For  the contractual situations upon which this  may  be
   necessary,  it  shall  be understood  as "majority"  of
   Lenders   the  conjunction  of  those  whose   interests
   represent, at a given time, more than 50% (Fifty per cent) of the total amount of the loan or of the outstanding amount of the loan, if applicable.

2.4.The Agent

   CAJA MUNICIPAL DE AHORROS DE VIGO assumes the position of Agent to the present loan Agreement, together with all the rights and obligations which, in consideration to said role, are conferred to it under the present
   Agreement.

THIRD.- Special accounts for the loan

3.1.      The Agent's accountancy

   With  regards  to the present Agreement, the  agent,  as
   such,  shall open a special credit account in favor  of
   the  Borrower. The agent shall debit on that account the
   amount  of the funds withdrawn by the Borrower, as  well
   as   the   accrued   interests  over   the   loan,   the
   commissions,  the expenses, delay interests,  additional
   costs  and  all  any  amounts which,  according  to  the
   present   agreement,  are  payable  by   the   Borrower.
   Equally, all amounts received by the Agent from the Borrower shall be credited on the same account, so that the balance of said account represents, at any given time, the total amount owed by the Borrower to the Lenders.

3.2.      Accountancy of the Lenders

   Each one of the Lenders shall open in its accountancy  a
   special  account  for the loan under  the  name  of  the
   Borrower, in which it shall debit all amounts  given  to
   the  Borrower through the Agent, as well as  the accrued
   interests  over the loan, the commissions, the expenses,
   delay  interests, additional costs and all  any  amounts
   which,  according to the present agreement, are  payable
   by   the Borrower. Equally, all Lenders shall credit  on
   the same account all amounts received by the Borrower, so that the balance of said account represents, at any given time, the amount owed by the Borrower to each said Lender.

3.3.Certification of the balance of the accounts.

   With  regards  to  the loan being or not  judicially  or
   extra-judicially   claimable  the   parties   agree   to
   consider as the outstanding claimable amount the  figure
   resulting  from the balance of the accounts referred  to
   in  the  present  clause, unless  the  existence  of  an
   error, falsehood or any other obstative circumstance  is
   proven  by  whoever invokes it. The liquidation  of  the
   account  shall be carried out by the Agent, or  by  each
   one of the Lenders in accordance to whatever results  of
   their  respective accounts, when reduced  to  their  own
   individual   undertaking,  thus  considering   as    the
   outstanding  claimable amount the figure established  in
   the  certification issued by the Lender in question,  as
   long  as a Public Notary or Stock Broker confirms, in  a
   public  document or by an official confirmation  written
   out   on  the  certification, that the  figure  on  said
   certification agrees with the balance of the special account, and that the latter has been liquidated in accordance to the agreed rules.

FOURTH.- Withdrawals

4.1 Withdrawals of loan funds

   The Borrower shall have available the total amount of the loan on the eleventh of April of nineteen hundred and ninety seven by means of a sole withdrawal of 250,000,000 pesetas.

4.62.   Funds to be made available to the Agent

   Each of the Lenders shall, notifying it to the Agent  by
   fax  or  telex, make immediately available to the latter
   the  corresponding amount prior to 12 a.m. on the  date
   on   which   the   funds  are  to  be  withdrawn,   with
   effectiveness on that same date, by crediting said amount to the account 2080 which CAJA MUNICIPAL DE
   AHORROS DE VIGO has at the Bank of Spain in Madrid, using the Orders of Transfer of Funds System (O.M.F.)
   or to whichever other account the agent may indicate in the future.

4.73.    Delivery of the funds to the Borrower

   The Agent shall deliver to the Borrower the funds requested on the date fixed, after twelve o'clock (12:00 a.m.) with effectiveness on that same date, for the amount requested or, failing that, for the amount credited by the Lenders on the Agents account.

   The delivery shall be effected by crediting said amount in account number 2080/0054/004002314, which the Borrower has opened in CaixaVigo's branch in Porrino.

FIFTH.- General rules concerning the interests

5.1.Interest accrual

   The amounts withdrawn of the loan shall accrue daily interest in favor of the Lenders at the annual nominal rate which, for each period, is established in the following clauses.

5.2.Interest payment

   The accrued interests shall be paid in money by the Borrower on the last day of each period of interest, not being it necessary for the Lenders to request said payments.

5.3.Liquidation and calculation of the interests.

   The   interest   shall  be  calculated  for   the   days
   effectively  consumed within each interest period.  With
   regards   to  the  accrual  and  liquidation   of   said
   interest, it shall be deemed as the first day of each interest period as effectively not consumed, and the last day of said period, as effectively consumed.

   The calculation of the interests corresponding to each liquidation period shall be carried out multiplying the amount of the withdrawn and not re-paid funds times the percentage of the nominal interest rate applicable to said period and dividing it by One hundred.

   The  nominal  interest  rate  applicable  to  any  given
   period  shall be determined dividing the annual  nominal
   interest  rate  applicable by 360  and  multiplying  the
   result   by  the  number  of  days  of  the  period   of
   liquidation.

5.4.Binding nature of the interest rates

   The  annual nominal interest rate corresponding to  each
   interest  period, as calculated in accordance  with  the
   rules   herein  established,  and  communicated  equally
   according   to  what  is  established  in  the   present
   contract, shall be deemed as accepted by the Borrower, and shall be binding for the latter if the Agent does not receive, for whichever cause, including "force majeure", prior to 9 a.m. on the date on which the interest period is to start, a communication from the Borrower stating that it does not accept the applicable interest rate. The Borrower hereby expressly renounces any other term for communication to which it may be legally entitled.

   If the non acceptance of the interest by the borrower were to be communicated within the period established in the preceding paragraph the borrower will have to reimburse all pending capital, as well as any other amount due by virtue of the present agreement within the thirty days following that date, an interest will accrue, at which ever rate was applicable to the preceding interest period.

5.5.Error in the calculation of the interests

   Should  there be a manifest error in the calculation  of
   the   applicable   interest  rate,   the   Agent   shall
   immediately amend said error, the effects of said amendment being effective as from the date on which the erroneous interest rate was first applied.

SIXTH.- Interest periods

6.1.  Division into interest periods

   With  regards  to  the present Agreement,  it  shall  be
   understood  as  Interest  Periods:  each  one   of   the
   three month periods following the date on which  the
   funds  are  withdrawn and until total repayment  of  the
   loan  in accordance with clause ELEVENTH hereafter,  or,
   should   it   be   applicable,   the   interest   period
   established in the second paragraph of clause FIFTH, point 5.4.

6.2.Maximum duration of the interest periods

   Under  no  circumstances may the last date of  the  last
   interest  period may exceed the date of the  loan  final
   repayment. If the interval between the first day of  the
   last  interest period and the date of the  loan's  final
   re-payment  is  less  than three  (3)   months,  the
   duration of said interest period shall be that of the period of time which goes from the first day of the last interest period to the date of the loan's final re-payment.

SEVENTH.- Annual nominal interest rate applicable to the loan

7.1.Normal annual nominal interest rate. Determination.

   The normal annual nominal interest rate applicable to each interest period shall be determined by the Agent by adding up the (a) MIBOR plus the (b) Margin.

   (a) It is understood as MIBOR the interest rate applicable by the Madrid inter-banking Market, for a one year period, according to the quoting shown by REUTERS' MIBOR screen for deposits in pesetas at 11 a.m. of the working day immediately preceding the date on which each interest period is to commence, for a period of twelve (12) months.

     To  said  resulting  MIBOR shall be  added  the  usual
     costs   for   obtaining  funds  at  the  Inter-Banking
     Market,  there including broker fees as  well  as  any
     other  applicable  tax, levies  or  charges,  be  them
     nationally  imposed or not, which are  now  applicable
     or   may  become  applicable  in  the  future  to  the
     obtaining of funds in the Inter-banking Market or for the use of the services of a broker.

   (b) To the result of the addition of the MIBOR plus the expenses mentioned under (a) above, it shall be added an additional Margin equal to 1.25% a year. Said margin will remain invariable for the duration of the loan.


   Should the addition of the MIBOR plus the Margin result not to be a multiple of 1/8 % , said figure shall be rounded up to become a multiple of 1/8 %.

   If at the time and date fixed for the determination of the interest rate there were to be no official quoting for the twelve month interest, the interest rate shall be immediately fixed at that established for the next inferior period of six months, three months, one month, fifteen days, seven days and one day, in this
   order  of  preference,  for  which  there  is   an
   official quoting.

7.2.Substitute Interest rate

   In case that, for whichever reasons affecting the Madrid Inter-banking Market it becomes impossible to determine the interest rate in the manner prescribed in clause 7.1 above, a substitute interest rate shall be calculated and applied as follows:

   Once the Agent realizes the need to apply a substitute interest rate, it shall so notify it, simultaneously, to the Borrower and the rest of the Lenders, prior to 11:30 a.m. on the working day before the interest period is due to start.

   The  substitute nominal interest rate is  understood  to
   mean  the  addition  of the substitute  MIBOR  plus  the
   usual  costs  for  obtaining funds at the  Inter-Banking
   Market,  plus the Margin. The substitute MIBOR shall  be
   the  average of the interest rates offered for  deposits
   in  pesetas  to  the Reference Entities  of  the  Madrid
   Inter-Banking  Market at around 11 a.m. on  the  working
   day  immediately  preceding to the  date  in  which  the
   interest  period  is to commence, for terms  of  twelve,
   six,  three  or  one  month  (in  that  same  order   of
   preference). To the substitute MIBOR shall be added the usual costs for obtaining funds at the Inter-Banking
   Market plus a 1.25% annual Margin. The result of this addition shall be rounded up to the nearest multiple of 1/8 %, should it not be a multiple thereof.

   With  respect  to  the present clause  and  the  present
   Agreement,   the  Reference  Entities   shall   be   the
   following:

   Bank of America S.A.E.
   Mitshubishi Bank, Sucursal en Espana.
   Banco Central Hispano Americano, S.A.

   It   shall  be  understood  as   the "majority  of  the
   Reference Entities",  two of the above mentioned.

   Should  any of the Reference Entities merge with another
   banking  entity,  or  be  absorbed  by  another  banking
   entity,  the new resulting entity shall substitute  with
   respect   to   what  is  established  in   the   present
   Agreement.

7.3. Communication of the normal and substitute interest rates

   Once  the  normal  or  substitute  interest   rate,   as
   applicable, has been calculated, the Agent shall so notify the Borrower and the rest of the Lenders before 2 p.m. on the working day prior to the date on which each interest period is to commence.

   Every  time  it may be necessary to apply  a  substitute
   interest  rate,  the  interest period  shall  be  of  15
   (fifteen)  days duration.

EIGHT.- Delay interests

8.1.Delay interests. Accrual and calculation

   Notwithstanding the termination right granted to the Lenders, should the Borrower delay the fulfilment of its payment obligation, for whichever cause, even if this happens due to no fault of the Borrower, the latter shall be obliged to satisfy, without need of a prior request in that sense, a delay interest as established under clause 8.2 below.

   The delay interest shall accrue day on a daily basis, being liquidated at the end of the corresponding month, and will be drawn over the amounts whose re-payment has not been made, taking as base a year of three hundred and sixty (360) days.

   The   accrued  and  non  satisfied  interests  will   be
   capitalized at the months' end, as if an increase of the capital, thus accruing additional delay interests at the corresponding rate.

8.2   Delay Interest Rate

   The   delay   interest  rate  will  be   determined
   by adding four percentage points  (4%)  to
   the   interest   rate  established  in  clause   SEVENTH
   hereafter ..

NINTH.- Commissions

9.1 Opening Commission

   The  Borrower will pay the Agent, only once, as from  30
   days  after the signature of the Agreement or,  if  this
   were   before,   as  from  the  first   disposition,   a
   commission  of  the  one  percent  (1%),  as   opening
   commission over the total amount of the loan.

   This commission will be distributed by the Agent among the Lenders in the proportions agreed with the same.

9.2.Cancellation Commission

   The  Borrower will pay the Agent, whenever this  occurs,
   an  early cancellation commission of one percent,  over
   the  amount  to  cancel, should cancellation  occur  the
   first  three  years  of  the life  of  the  loan,  or  a
   commission   of  point five percent  (0.50%)  over  the
   amount to cancel if the cancellation occurs during the fourth or fifth year of life of the loan. As from the fifth year no cancellation commission shall be due.

   This commission will be distributed by the Agent among the Lenders according to their undertakings in the loan.

9.3.Agency Commission

   The Borrower will pay the Agent, as Agency commission upon the withdrawal of the loan 0.50% over the total amount thereof, on the date of the first disposal in a sole time.

TENTH.- Expenses, Taxes and costs Increases

10.1Expenses and Taxes

   The  Borrower assumes as his charge the expenses, taxes,
   charges,  fees and other pecuniary obligations,  present
   and future, which may arise or accrue as consequence  of
   the   preparation,  celebration  and  execution  of  the
   present   Agreement.   Among  those   and   merely   for
   informative purposes, are included:

   a)   The  fees,  brokerages and expenses of  the  public
   Notaries  or  Stock  Brokers.

   b) The Local, Provincial, Autonomous and Estate levies and taxes applicable to the constitution, modification, execution, and extinction of the same.

   c) The expenses accrued as consequence of the judicial execution of the Agreement.

   The Agent is hereby enable to pay the amounts owed by the borrower, in case of lack of payment by the borrower, and debit them in its account and claim those from the borrower at any time. The debited amounts will accrue, as from the date they are debited and without the necessity of a prior requirement, delay interests in accordance with what it is established in clause
   EIGHT, and shall be guaranteed by the amount provided for expenses in clause EIGHTEENTH .

10.2     Increase of costs for the Lenders

   In  case  that  due  to legal or statutory  disposition,
   whatever their origin, additional obligations,  such  as
   the   respect  of  certain  coefficients,  reserves   or
   necessary  deposits, are imposed on any or  all  of  the
   Lenders, thus producing an increase of the costs of  the
   funds  that  the Lenders are to employ in the  financing
   of  the  present  loan,  or  in  case  limitations  were
   imposed,  be  them limitations over the  amount  of  the
   commissions  or the interests, or be them of  any  other
   different  nature,  which  would  imply  a  decrease  of
   amount  of the payments to which the Lenders have  right
   by  virtue  of  this  Agreement, the Borrower,  will  be
   obliged  to  compensate  them  in  the  amount  of   the
   increase  of  the costs of the mentioned  funds  or  the
   decrease  of  the  payments,  as  long  as  the  Lenders
   justify  with  documentary  evidence   that  they   have
   incurred  in  a  repeated increase of the  costs  and/or
   determine  by  means  of  a  detailed  liquidation   the
   decrease of the amounts of the payments.

10.3Deductions and retentions.

   All the amounts which the Borrower is to pay in accordance with the present Agreement will be satisfied clear of any deduction or withholding tax, being the Borrower liable for payment of any taxes which may, now or in a near future, be applicable to said payments, there excluding, in any case, Corporation Tax payable on the earnings obtained by the Lenders.

10.4.    Reimbursements

   In  case  the  Borrower reimburses, for any  cause,  the
   amount  of  any withdrawal of funds, on in  a  different
   date   to  the  one  agreed,  it  will  be  obliged   to
   communicate   the  Lenders  fifteen  days  in
   advance.

ELEVENTH.-  Duration  of  the  Loan.  Normal  and   advance
Repayment

11.1.    Duration of the Loan.

   The  Loan  will be definitively due on the  eleventh  of
   April  of  the  year 2007, date in  which  it
   the  balance   in  favor of the Lenders  shown  in  the
   accounts will have to be definitely satisfied.

11.2  Normal Repayment of the Loan.

   The  loan will be repaid through twenty  (20)
   six  month  installments,  all  equal   and
   consecutive,  each for an amount of Twelve Million  Five
   Hundred Thousand (12,500,000) Pesetas each one, being the first of them payable on the eleventh of October of 1997 and the last one on the eleventh of April of the year 2007, date on which the Loan will be definitively due.

11.3Advance Repayment of the Loan.

   The Borrower will be able to partially or totally repay the loan in advance at the date of termination of an interest period.

   Were  early repayment to be partial, this will  be  made
   for   a   minimum   of  Thirty   Million   Pesetas
   (30,000,000) or for that amount plus one or several times Twelve Million Pesetas (12,000,000).

   Partial repayments of a lower amount will only admitted when said repayment constitutes the total repayment of outstanding amount of the loan.

   For any advance repayment to take place it will be necessary that the Borrower notifies it to the Agent with a previous notice of fifteen (15) working days.

   In the advance partial repayment notice the Borrower will give details as to the amount and date (working day) on which the same shall take place. If the advance repayment were to be total, it will indicate the date
   (working day) on which this will take place.

   Each  advance  cancellation  notice,  total  or  partial
   shall  be irrevocable and its non fulfilment, concerning
   the   amount  or  the  date  of  the  repayment,   shall
   constitute a cause for the total termination of the Agreement.

   The   Agent   will  communicate  the  receipt   of   the
   notification  to the Lenders within the next  three  (3)
   working days.

   The  advance  repaid  amount  will  be  applied  by  the
   Lenders  to  reduce  the  amount  of  the  rest  of  the
   repayment     installments,    without    causing     any
   modifications to the schedule of the normal repayment contained in point 11.2 of this clause.

   The commissions for advance cancellation are those specified in point 9.2 of clause NINTH.

  TWELFTH.- Termination of the Agreement

  12.1  Causes of the resolution

   The  present Agreement may be terminated by the Lenders,
   who  may  demand payment of whichever amount is  due  on
   that  date,   prior to its  normal  termination date upon
   the occurrence of the following:


   a) If for whatever cause registration of the present public deed in the Property Registry is denied.

   b) If there were to be any charge, encumbrance or lien over the mortgage property which has not been specified in the present deed, even if those are of a posterior date.

   c) By annulment or revocation, even if not final, of the administrative resolutions which have authorized the use of the land, the construction of the buildings, or the exercise of the business at the mortgage property except in case of correction of the same in a period of 40 days.

   d) When it has not been sufficiently proven that the property is insured and that the Insurance Company is aware of the existence of the loan within the thirty day period counted as from the date on which the Agent so requires.

   e) Lack of payment by the Borrower at its corresponding payment date of any of the amounts due by virtue of the present Agreement, be those part of the capital, interests, commissions, expenses or any other concept, once a maximum period of ten days as from the said date, has elapsed.

   f) In case the insurance premiums over the mortgage property or the taxes and expenses related to those which are preferential to the mortgage, are not paid on time.

  g) Lack of payment on time by the borrower of any other monetary amount arising from this agreement.

   h) Non fulfilment of any of the obligations assumed by the Borrower by virtue of the present contract and which are indicated by the Agent and not remedied by the borrower within fifteen days as from said indication.

   i) Non fulfilment by the Borrower of any payment
      obligation or compromise with respect to third parties for
      an   amount  of  over  Twenty  Five  Million  Pesetas
      (25,000,000), or in case there is an attachment of over that amount, over the borrower's property, unless it is withdrawn within thirty calendar days; or in case the borrower formally requests from its creditors a moratory in the repayment of its monetary obligations, or when, in
      whichever   way  their  insolvency   or   lack   of
      liquidity.

   j) When it is proven that the borrower has hidden information, or supplied false and inaccurate information of material relevance to the lenders, even if there has been no malice on the part of the borrower; or in case the borrower does not provide the Agent with the balance sheet and the profit and loss account corresponding to the last financial year within the fifteen day period following the requirements to do so.

   k) Upon the essential alteration of the corporate object of the borrower, its cessation in its activity, its transformation, liquidation, dissolution or merger save express consent from the lenders.

   l) If the borrower files for bankruptcy or suspension of payments, or a request for those is filed by its creditors.

   m) Upon the existence of any other cause which according to Law gives way to the termination or advance expiration.

   n) Upon the impossibility of establishing an interest rate in accordance with the agreed rules, or upon non acceptance by the borrower of the applicable interest rate.

   o) Ruin, demolition, or deterioration of the mortgage property if the damage to it is more than 1/4 of its value and the owner or possessor of the same does not proceed to its repair within two months.

   p) In case the Borrower, three months before the expiration of the guarantee mentioned in the clause 21, does not provide the Borrowers a new bank guarantee in the same conditions as the existent guarantee or sufficient proves (as established by the Borrowers) that the guarantee will be renewed in the right time and conditions, the Borrowers may terminate the present agreement.

12.2  Termination proceedings

   Upon   the   existence  of  any  of  the   circumstances
   mentioned in point 12.1, the Lenders as Majority will be able to totally terminate the loan Agreement.

   In  any  case,  and upon the existence  of  any  of  the
   circumstances established in point 12.1, each Lender  is
   unilaterally   entitled   to   terminate   the   present
   Agreement in the part that it may correspond to it.

12.3 Effects of termination

   Once the Agreement is partially or totally terminated, the Lender will be obliged to the reimburse part or the whole of the amount of the loan, whichever applicable, as well as its interests, commissions, expenses and any other legitimate concept within the next twenty
   (20) natural days as from the date of notification of the termination, being it applicable to each interest period in course during said period (which shall not be extendible), the last interest rates notified by the Agent and which will be understood as accepted by the Lender to the sole and exclusive effect of practicing final liquidation. The Borrower hereby accepts the complementary liquidation of interests resulting from the application of the above mentioned difference.

   Once  the  period  has  elapsed  without  repayment   by
   Borrower  of the pending amounts, the Lenders  shall  be
   entitled  to  file the corresponding legal actions,  and
   the   amount  then  due  amount  to  the  Lenders  shall
   commence to accrue delay interest as established in clause EIGHTH.

12.4 Partial Resolution

   The  amounts repaid by the Borrower as a result  of  the
   exercise  of  a  partial  termination  action   of   the
   Agreement as established in the last paragraph of  point
   12.2,   shall   not   be  subject  the   obligation   of
   proportional distribution established in points 13.3 of clause THIRTEENTH.

THIRTEENTH.- Payments to be made by the Borrower.

13.1 Form of Payment

   All  payments to be made by the Borrower to the  Lenders
   or  to  the  Agent  according to the present  Agreement,
   shall   be  made  without  the  necessity  of  a   prior
   requirement in that sense, before 10.00 a.m. on the  day
   on   which   said  payment  is  due  by  crediting   the
   corresponding    amount   in    the    account    number
   2080/0054/004002314/1 in favor of the BORROWER that keeps with the Agent at the branch of CAJA MUNICIPAL DE
   AHORROS DE VIGO in Porrino, which, to all effects shall be deemed as the payment address. If the day of payment falls on a non working day, the date of payment shall then be the next working day, unless the next working day is part of another month of the Gregorian calendar, in which case payment shall be due on the working day immediately preceding.

   All  payments  which,  in  the  concept  of  capital  or
   interests,  are  made by the borrower in  relation  with
   this  contract, will be distributed by the  Agent  among
   the  lenders in such a way that all the lenders are paid
   in  proportion to their participation in  the  loan,  at
   any   given   time.   The   Agent   shall   credit   the
   corresponding amounts to the lenders by the transfer of said amount to the account which each one of them has at the Bank of Spain.

   Any possible rights which may entitle the lenders to obtain payments from the borrower based on any other cause than those contained in the present agreement will not be affected by what has been established earlier on.


13.2 Allocation of Payments

   The payments made by the Borrower in connection with the present Agreement, will be charged to the longest standing due amounts resulting from this Agreement in the following order:

   1.- Delay Interests
   2.- Commissions
   3.- Taxes
   4.- Expenses
   5.- Indemnities and additional costs
   6.- Judicial Costs
   7.- Ordinary interests
   8.- Principal of the loan, withdrawn and pending repayment.

13.3 Payments made to the Lenders

   With  prejudice of established in point 12.4  of  clause
   TWELFTH, if any of the Lenders were to receive at any moment payment of any outstanding amount in accordance to the present Agreement, they will notify it to the Agent and to the rest of the Lenders, and they shall then internally proceed to carry out the necessary adjustment to ensure that each one of the Lenders receives the sums paid by the Borrower in the proportion which corresponds to its undertaking of the total amount of the loan.

FOURTEENTH.- Declarations

14.1Declarations made by the Borrower

   The  Borrower makes the declarations listed  hereinafter
   to  the  Lenders. The Lenders, in consideration thereof,
   grant  the present Loan Agreement based on the  accuracy
   and   veracity   said   declarations.   The   Borrowers
   declarations are as follows:

   a) The Borrower is a "Sociedad Anonima" (Stock Company) of Spanish Nationality, validly incorporated and duly registered at the Mercantile Registry, with independent legal personality and sufficient legal capacity to enter into the present Agreement, and to assume all obligations herein established.

   b) The Borrower is up to date with all its social, mercantile, civil, labor and tax obligations.

   c) No judicial or administrative measure/action which could adversely influence (i) the Borrower's economical situation or (ii) its ability/capacity to comply with all the obligations assumed vis a vis third parties, there including the Lenders, has been initiated or, to the best of its faithful knowledge, is there a risk of it being initiated.

   d) All accountancy and financial reports and accounts that the Borrower has facilitated to the Lenders are correct and exact and they reflect, in accordance to the accountancy principles generally accepted in Spain and which have been uniformly applied by the Borrower for all past years, the real economical and financial situation of the Borrower.


   e) On this date of the execution of the present Agreement, there does not exist any circumstance or omission, which could distort or leave without effect the documents and information referred to in the preceding point d), as for the loyal acknowledge and comprehension of the Borrower.

      The Borrower has obtained all necessary permits and authorizations and has fulfilled all necessary requisites for the execution of the present Agreement, this credit operation not violating any legal, statutory or contractual obligation binding to the Borrower, being the obligations herein contained thus valid and enforceable by the lenders. The granting of the present Agreement does not and shall not result in the constitution or enlargement or any mortgage, pledge, or charge of any other kind on any of the Borrower's assets, except for the one established for the Borrowers.

14.2 Subsistence of the Borrower's declarations

   The declarations herein made by the Borrower in favor of the Lenders shall outlive the granting of the present Agreement and shall be understood as repeated by the Borrower for the duration of the Agreement.

FIFTEENTH.- Obligations

The  Borrower,  for the duration of the present  Agreement,
hereby  assumes  the  following  obligations  towards   the
Lenders:

a) Not   to   alter  its  legal  status  or  nature   by
   dissolution, transformation, merger or total assignment of its assets and liabilities.

b) To immediately (and in any case within a period of no more than three working days) inform the Agent about any situation which constitutes or may constitute non compliance or be a cause for early termination of the present Agreement, or any other circumstance which has or may have a substantial adverse effect on the ability to fulfil the obligations herein contained.

c) To immediately, (and in any case within a period of no
   more than three working days,) inform the Agent about any action or suit/claim, arbitration, proceeding, judicial or
   administrative  investigation,  or  any  other   kind   of
   proceeding the result of which may have an adverse material effect on its business, properties or assets.

d) To maintain all its assets insured with a well reputed insurance company. The insured amounts shall correspond with the real value of said assets and, in any case, the insurance policy may not be lower than 170,000,000 pesetas. The declaration herein made must be annually proven to the Lenders through the Agent. The Borrower equally obliges to keep up the premium payments and to fulfil all obligations imposed by the insurance policies already in force or which may be entered into in the future.

e) To keep and maintain all and any properties, rights, faculties and authorizations necessary for the normal conduction of its business and, in any case, not to dispose, in whichever way it may be, of all or part of its fixed assets without receiving its due worth.

f) Notwithstanding the preceeding, the  Borrower  obliges
   not to spin off or segregate assets of a total value of over 20% of its total overall assets to a third party, without the prior written consent of the Lenders, unless this does not imply a decrease of the Borrower's total net worth.

g) To carry out as many acts, and grant as many public or private documents as may be necessary to ensure that the credit rights of the Lenders resulting from the present Agreement enjoy, at all times of at least the same status and privileges as those which may correspond, at present or in the future, to any creditor with the exception of (i). The credit rights corresponding to third party creditors with a "real" guarantee granted prior to the present Agreement, however said guarantee may not be extended, increased or prolonged and (ii) Those rights of credit evidenced on a public deed or a public policy issued by a Stockbroker granted prior to this Agreement, and (iii) those rights of credit which are privileged or singularly privileged as listed in points 1,2 and 3 of article 913 of the Code of Commerce as long as said privilege does not result from a voluntary act on the part of the Borrower directed to give way to such privilege as well as (iv) the preferential rights granted to the workers by article 32 of the Workers Statute.

   As a consequence of the preceding, the Borrower, unless authorized by the Lenders, shall not grant, do or favor the granting by the third parties of any real or personal guarantees in favor of other creditors, neither shall it carry out any act or favour the carrying out of any act by a third party which may grant another creditor a pre-eminence or privilege in the repayment of its credit superior to those which correspond or may correspond to the Lenders by virtue of the present Agreement, with the exception of those acts or guarantees which result on a contingency for the Borrower of less than 20% of the total value of its assets.

h) To apply for as many authorizations or permits as may be necessary, at present or in the future, for the conclusion and fulfilment of the present Agreement, should any be necessary.

i) To  take all necessary actions so that any Company  in
   which   the  borrower  holds  a  majority  or  substantial
   shareholding may also carry out or refrain from carrying out all actions which the Borrower has obliged to carry out or refrain from carrying out in accordance with whatever is established in the preceding points e), f) and g). All acts carried out by entities belonging to the same corporate group - understanding as such those which in accordance to article 42 of the Code of Commerce are to
   consolidate its accounts with the Borrower -   are  hereby
   excluded from the preceding obligation.

j) To hand over to the Agent the first copy of the present Public Deed, once it is duly registered at the Property Registry, and hand a copy thereof to each one of the lenders.

k) To hand over a certification from the Property Registry evidencing that the mortgage over the property is duly registered in accordance with the clauses established herein, and that there are no charges or limitations either registered or recorded (nor documents presented to this effect) which may be preferential to the present mortgage or may diminish its effectivity, and that the registry has no registration concerning any limit as to the owners faculty to freely dispose of the property.

l) To hand over the policy and other documents which evidence that the property is insured, and in which the lenders rights are established.

The  borrower  undertakes to obtain  complete  and  correct
compliance of the preceding obligations within the term  of
One  Hundred  and  Twenty (120) days as from  today,  after
which  term  the  lenders  may  exercise  their  right   to
terminate the contract in accordance with the provisions of clause TWELVE.

SIXTEENTH.- Assignments.

The   BORROWER  will  not  be  able  to  assign,  transfer,
substitute   or  surrogate  the  obligations   and   rights
contracted in the present contract, except express consent in writing of the Lenders.

During the life of the contract any of the LENDERS will be able to partial or totally assign or transfer the loan participation to other of the LENDERS or to a third party, whatever is the assigned participation amount, whenever the following requirements are fulfilled:

a) That the assignment is of its contractual position to expiration.

b) That the assignment coincides with an interest period of expiration date.

c) That the assignment does not imply a cost increase, taxes or expenses for the BORROWER.

d) That   the  participation  amount  purpose   of   the
   assignment is not inferior to one hundred millions of pesetas, unless the total participation is assigned and this is of an inferior amount to the above mentioned one.

e) That the assignor informs the Agent by written notice and this to the BORROWER about the assignment project and name, social address and telefax number of the assign entity.

The  assignments will only have effect with respect to  the
BORROWER,   the  LENDERS  and  the  Agent  when   all   the
requirements expressed in the above points have been fulfilled and are formalized in a public document.

SEVENTEENTH.- The Agent.

17.1 Appointment.

    The LENDERS appoint Caja de Ahorros at Vigo as Agent, who accepts the appointment.

17.2 Special Warrant.

    Unimpaired the joint character of the LENDERS in the operation with regard to the development and operative of the same, the Agent acts, not only for himself but as special agent with an irrevocably character of the LENDERS, understanding that payments from any nature derived from the contract will have to be made by the BORROWER precisely to the Agent, providing liberator effects to the BORROWER as if they had been received in the corresponding proportion by the others who take part in the loan.

    Whereas, and whenever the contrary is not expressed, any modification made or received by the Agent will provide the same effects as if it had been formulated by all the LENDERS.

  17.34  LENDERS Representation. Liability limitation.

    The  representation faculties that the LENDERS give  to
    the  Agent  will  be  understood as  limited  to  those
    actions  and measures that specially foreseen  in  this
    contract,  were necessary to procure the  good  end  of
    the  same.  In no case the Agent will have the  LENDERS
    or   BORROWERS  fiduciary  character  remaining   their
    duties and obligations limited to the ones expressly determined in this contract.

    According to these principles and as a matter of information:

    a) The agent will not be responsible with regard to the other LENDERS for the celebration causes, validity and contract exigency or other complementary document, or the veracity or certainty of the declarations contained in the same or the communications that he receives and neither for the loan drawn.

    b) The agent will not be obliged to take any decision or to make any investigation regarding the fulfilment of the contract. Only when he has real knowledge or had received a communication from any of the LENDERS or BORROWER about the non fulfilment of the contract or something that could cause the resolution of the same, will notify it to the other LENDERS.

    c) The information duty of the Agent will be understood as limited to the communications that have been expressly entrusted in this contract for its normal fulfilment and development or for its exigency in case of non fulfilment.

    d) Each of the LENDERS declares to the Agent to have achieved with regard to this loan his own and independent investigation and valuation of the financial situation of the BORROWER.

17.45  Expenses reimbursement.

    The   LENDERS  will  immediately  reimburse  the  Agent
    proportionally  to its participation in  the  total  of
    the  loan, all the amounts that being to the BORROWER's
    charge,  had  not been paid by this in a voluntary  way
    and that represent for the Agent a disbursement due  to
    any  concept and due to the contract he achieves in the
    LENDERS  common  interest  with  independence  of   the
    favorable or adverse result of the act or measure that provoked the disbursement.

17.56  Rights  of  the  Agent

    The agent in his condition of LENDER, will have the same rights and faculties of any other creditor entity due to his participation in the loan.

    With independence of the present contract, the Agent will be able to accept deposits, lend money and, in general, achieve any other bank operations with the BORROWER.

17.67  Agent's renounce. Appointment of a new Agent.

    The Agent will be able to renounce to said post, by written notice to the other LENDERS and BORROWER. In that case, the LENDERS will proceed to appoint, as majority among them, a new Agent, with the previous approval of the BORROWER who will not be able to deny it without a justified cause.

    The renounce and appointment will have effect from the new Agent acceptance date, that will be formalized by notarial act and will be notified by the same public feudatory to the BORROWER and to the rest of the LENDERS.

    The   new   Agent  will  be  invested  with  the   same
    obligations and rights of the ceased one in accordance with the terms of the present contract.

    The expenses and taxes derived from the change of Agent will be on the entity that had renounced to said post.

17.78  Assignment of its participation by the Agent.

    In   case   the   Agent   would  totally   assign   his
    participation  in  the  loan, he  will  be  obliged  to
    renounce  to said post, without prejudice of continuing
    it  till  the appointment and acceptance   of  the  new
    Agent.

EIGHTEENTH.- Mortgage

18.1 Universal patrimonial liability

    The BORROWER is responsible for the fulfilment of the obligations derived from the present contract in the terms of the article 1911 of the Civil Code.

18.2  Constitution of the Mortgage

    In addition of the personal, unlimited and universal responsibility of the borrower in respect of the
    fulfilment   of  the  present  contract;  a   voluntary
    mortgage is constituted to guarantee the repayment of the loan for 42% of the capital, interests over three years up to a maximum of 14% per year, as well as 15% over the said capital for delay interests, and 20% over said capital for expenses and legal fees and 5%
    over said capital to cover the expenses incurred by the lenders on behalf of the borrower with respect to
    payments   of  insurance  premiums  over  the  mortgage
    property.   In   this   sense   Mr.   Placido   Estevez
    Otero  in  the  name   and   on behalf  of  mercantile
    entity "PLYMOUTH RUBBER  EUROPA,
    S.A.",  constitutes  a  voluntary
    mortgage in favor of CAJA DE AHORROS MUNICIPAL DE VIGO (CAIXAVIGO), BANCO BILBAO VIZCAYA, S.A. and BANCO DE COMERCIO, S.A. which they accept, the mortgage is constituted over the property described herein below and its extension is expressly agreed by the parties to be that established in article 109, 110 and 111 of the Mortgage Act in all its points.

    (description of the property)


    The mortgaged property guarantees a maximum of 375,000,000 Pesetas.:

    The lenders have the following participation in each of the responsibilities concerning the merger:

    CAIXAVIGO                33,334%

    BANCO DE BILBAO VIZCAYA  33,333%

    BANCO DE COMERCIO        33,333%


NINETEENTH.- Procedure

19.1 Procedure

  Notwithstanding  the  exercise of whichever  other  legal
  action   directed   to  obtain  the  acknowledgment   or
  effectiveness of their rights, the Lenders  are  entitled
  to   initiate  the  ordinary  executive  procedure,   the
  summary judicial procedure established in article 131  of
  the    Mortgage   Act,   the   extrajudicial    procedure
  established in article 129 of the same Act, or any  other
  legal  procedure which may be applicable. The use of  any
  one   out  of  these  procedures  will  not  prevent  the
  initiation of any of the others as long as the loan is not totally repaid.

  The lenders are entitled to use these judicial actions either on their own or through the Agent. In case they decide to do it through the Agent, the lenders hereby empower the Agent so that in the name and on their behalf, as well as in its own name and behalf, the Agent may initiate the General Executive Procedure established in the Civil Procedures Act, or the summary judicial procedure of the Mortgage Act, or the extrajudicial procedure of the Mortgage Act and the Mortgage Ruling.

  For the appropriate judicial effects, the parties here establish the following determinations:

  a) The amount for the eventual auction is fixed at 170,000,000 Pesetas.

  b) The notifications' address for the borrower is established at the address of the mortgaged properties.

  c) For the effects of article 234 of the Mortgage Ruling the borrower hereby appoints CAIXAVIGO as mandatory, who may act through any of the persons it empowers.

  d) The lenders may request, for themselves or for any other person who represents them, the administration and interim possession of the properties in all cases of claims, judicial or extrajudicial execution, there including the cases contemplated by article 117 of the Mortgage Act, in this case the produce or rents of the property will be applied to the interests and capital owed, once the expenses of the Administration have been deducted. The expense of the Administration shall be determined in view of the type and produce of the properties and, under no circumstance, will it be lower than that established in the Civil Procedures Act for a Testamentary Administrator. Notwithstanding the preceding the procedure in course shall continue.

  e) In case the lenders decide to initiate the ordinary executive procedure, it is expressly agreed by the parties, in respect of what it is established in articles 1.429 and
     1.435 of the Civil Procedures Act, that the liquidation to determine the amount of the claimable debt will be carried out by the Agent or, in case of individual claims, by each one of the lenders, who will issue the corresponding certification showing the balance of the account at the time of its closing. For the initiation of the executive action it will suffice to present an authorized copy or a second copy of the present deed, together with the certification established in article 1429.6 of the Civil Procedures Act, as well as providing another certificate issued by the Agent or the lenders showing the balance against the borrower. Said certificate will be incorporated on to a public document in which the Intervening Notary Public shall, at the request of the lenders, shall give faith that the balance in the certificate agrees with that shown in the borrower's account, and that the liquidation of the debt has been carried out in the manner established by the parties in the present document.

     For  the event contemplated by rule 12, of article  131
     of  the  Mortgage Act, which refers to the  event  that
     the  third  option  is  declared desert,  the  borrower
     hereby gives his authorization for the auction   to  be
     repeated  as many times as the Agent or the lenders  so
     request. In accordance with what is established in article 234 and corresponding of the Notarial Ruling, the borrower hereby  expressly  consents that any second  copies  of
     the   present  deed  requested  by  the  Agent  or  the
     lenders, have an executive character and hereby giving the Notary Public their authorization to dispense of any other requisite established to that end. The parties hereby request the authorization notary that this be so recorded at the end of the deed.

     The borrower hereby undertakes to grant, on its own expense, should the fault be attributable to the BORROWER, as many public deeds as be necessary in order to remedy all faults contained herein, or to clarify the contents hereof, so that the present deed may be registered at the Property Registry. The Borrowers opposition to do this, once requested by the Agent and within the period of time established by the latter, will be cause for termination of the present agreement.


19.2 Extrajudicial executive procedure

     In  order to comply with what is established in article
     242.2 of the Mortgage Ruling, as amended by Royal Decree 290/1992 of 27th March, the parties hereby agree to the extrajudical execution of the mortgage, notwithstanding the creditor right to elect whichever
     procedure,  out  of those legally available,  that   it
     may deem fit.

     In order to establish the auction going out price, the address for notification and the person who is to grant the corresponding deed of sale of the property on behalf of the borrower, the parties expressly refer to what is established under clause 19.1 of the present deed.

TWENTIETH.- Conservation of the guarantee

The Borrower is obligated to:

i. Maintain/Keep the mortgaged property, carrying out the necessary acts for its upkeep and conservation so that its value is not diminished and undertaking to inform the
 Agent,   within  the  period  of  one  month,  about   any
 deterioration it may suffer for whichever cause or whatever may affect its value or of any act which may threaten or forsake their property rights.

ii. Not to celebrate any lease agreement in which three monthly rents are pre-paid or the annual rent is lower than 25% of the action price established in clause
 19, without the prior consent of the Lenders, as well as to give the Agent sufficient evidence, every six months, of the communal expenses, insurance premiums payable with respect of the mortgaged property as well as any other debt related to credits which may be preferential to the present mortgage. The Agent is hereby enabled to pay these debts to the corresponding creditors and to debit them in the Borrowers account and claim them from the borrower in accordance with what is established in the present Deed, notwithstanding the possibility of termination as established hereinafter, and being all those amounts guaranteed by the amounts of the mortgage reserved for expenses and legal fees in clause 18.

iii. To  provide the lenders, through the  Agent,  the
 annual  accountancy statements required by the legislation
 in  force  and  whichever data is necessary  for  them  to
 ascertain  the  financial state of the  borrower  and  its
 economic  situation,  for  the  duration  of  the  present
 contract  and within the 15 days following their  approval
 and   in any case no later than July 15, each year,  they
 will also provide the Agent, every six months, with their financial statements.

iv. To maintain the property insured, evidencing it 120 days in advance, for the duration of the present contract under the terms which the Agent may establish with regards to the name of the Insurance Company as well as the contents of the policy, hereby agreeing that the Lenders be beneficiary of the insurance at the borrowers risk and expense, the Borrower hereby irrevocably and formally assigns to the Lenders the proceeds of any indemnity which, in consideration of the insured capital or in any other concept, the Insurance Company may be liable to pay. The Agent may carry out, with respect of the Insurance Company, the necessary acts, for which the Borrower hereby grants the Agent the necessary powers and undertakes not to revoke those as long as the loan herein granted is not totally repaid.

 In addition to the general terms of the above mentioned insurance policy, and the appointment of the Lenders as beneficiary to the same in proportion to their respective participations in the loan, the following clauses must be established in the corresponding policies:

 1. The insured party may not rescind the insurance policy or substitute, reduce or modify the essential terms thereof without the prior consent of the majority of the Lenders.

 2.  If   the   resolution,  substitution,  modification,
     reduction of the terms regulating the insurance be due to the initiative of the Insurance Company, the latter shall have to inform the Lenders by means of a certified letter, as soon as possible, at least within one month, and in any case prior in three months to the expiration of the policy.

 3.  The  insured party, in case of accidents which  gives
     rise to insurance claim, is obliged to fulfil the obligations the assurance policy establishes and specially to justify its quantity, conceding the Lenders the right to carry out , if they deem convenient, all the acts
     concerning   the  accident,  practicing  any   necessary
     diligence.

 The   amount  of  these  indemnities  and  of  any   other
 indemnities which may be due upon expropriation of the property may be applied, at the Agent's decision to the payment of the debts arising from this contract, even is they are not yet due.

 In order to control the state of conservation of the properties and the correct compliance of its obligations by the borrower, the Agent shall be entitled to carry out as many inspections as it may deem convenient, and the Borrower undertakes to allow access to the mortgaged property to the person whom the Agent may appoint.


 TWENTY FIRST.- Bank Guarantee

 The   Borrower  provides  the  Lender  with   three   bank
 guarantees (annexed to the present contract) for an amount of twenty six million six hundred and sixty six thousand six hundred and sixty six (Pesetas.- 26,666,666) granted by ABN-AMROBANK, guaranteeing to each of the lenders the amount of their participation in the operation, for five years, renewable for a period of other five years, being the non renew of this period termination cause of this agreement, which are included as Annex I of this agreement .


TWENTY SECOND.- Calculation of the dates and periods.

To all effects foreseen in this contract it will be understood for:

"DAY" or "NATURAL DAY".- All of the days of the Gregorian schedule.

"WORKING DAY".- Any day of the week in which transactions at the Inter-Bank Market at Madrid can be made except
Saturdays as to the effect of this contract these are not considered working days.

"WEEK" or "SEVEN DAYS".- The period comprized between a day of a specific week and the same denomination of the next week in the schedule, both inclusive.

"FORTHNIGHT"  or "FIFTEEN  DAYS".-  The  period   comprized
between a day of a specific week and the one of the same denomination of the second consecutive week that follows in the schedule, both inclusive.

"MONTH, QUARTER (or THREE MONTHS), SEMESTER (or SIX MONTHS) and YEAR (or TWELVE MONTHS)." - The period comprized between any specific day and the day of the same number of the first month, of the third month, of the sixth month or of the twelfth consecutive month that follows as it is appropriate, in the Gregorian schedule, both inclusive; if this would not exist the period of time will be understood as finished the last day of the month that corresponds.

TWENTY THIRD - Communications between the parties.

The communications between the BORROWER, the LENDERS and the Agent that did not have foreseen in this contract a special form will be made using any way that allows to leave constancy of the deliver and reception.

The communications will be duly understood as made when they are performed through the deliver, with the necessary priority in each case, e.g. a telex or a telefax to the numbers listed below. The telex or telefax emission receipt in which appears its reception in said numbers will be an irrefutable proof of the communications, without prejudice of a later communication by a letter signed by powered personal with regard to the communications made, or an acknowledge of receipt is made in same way with regard to the ones received.

The   communications  of  general  nature  regarding   this
contract and the ones referred to the same that may produce the BORROWER will be managed in any case by the Agent who will force the LENDERS to follow it.

For any communication or notification the social addresses and telefax numbers of the contractor entities are the following:

PLYMOUTH RUBBER EUROPA, S.A.
Ctra. Porrino-Salceda, km. 1,5
Porrino (Pontevedra)
Telephone: 986/ 330558 - 330562 - 330258.
Telefax:   986/ 331713.

CAJA DE AHORROS MUNICIPAL DE VIGO
Avda. Garcia Barbon, 1
36201 VIGO
Telephone: 986 - 431133.
Telefax:   986 - 430190.

BANCO BILBAO VIZCAYA, S.A.
Plaza del Ayuntamiento 5.
36400 Porrino (Pontevedra)
Telephone: 966 - 330804.
Telefax:   986 - 330616.

BANCO DE COMERCIO, S.A.
Plaza de Compostela 27-28.
36201 VIGO (Pontevedra)
Telephone: 986 - 435522 - 226305.
Telefax:   986 - 226306.

TWENTY FOURTH.- Compensation of balances

The   Agent  and  the  Lenders  are  hereby  expressly  and
irrevocably  enabled  by  the Borrower   to  apply  to  the
payment of any amounts owed in relation with this contract, the credits which may exist in favor of the Borrower in the hands of the Agent and of the rest of the Lenders in accounts, savings accounts, or accounts of any other kind and consequently to carry out the appropriate credits and debits, and whichever other sums or credits which may belong to the borrower and be in the hands of the Agent or the other Lenders; or any amounts which the Lenders may owe the Borrower, and even by selling the shares or whichever other deposit which the Borrower may have at the main office or at any branch of the Agent or the Lenders.

If  the currency of the deposits were to be Pesetas or  any
other  currency  to  which  loan refers,  the  Agent  shall
convert  that  to  the  currency  in  which  the  loan   is
established at the official vendor rate of the date upon which the operation is carried out, and charging for the conversion the appropriate commissions.

TWENTY FIFTH.- Processal submission  and legal regime

The contracting parties with express renounce to the law-code could correspond, they submit for all incidence concerning this document to the Courts and Tribunals that exercise jurisdiction in Vigo.

TWENTY SIXTH.- Joint Guarantee

The Lenders, in the way they are represented, accept, by this act, the joint guarantee, constituted, in compliance of the obligations assumed by the Borrower in this Public Deed, by PLYMOUTH RUBBER COMPANY, INC. a U.S. Corporation
incorporated   under  the  Laws  of  the  Commonwealth   of
Massachusetts,  domiciled  in  Canton,  Massachusetts,  104
Revere  Street  MA  02021,  and  duly  registered  at   the
Commonwealth of Massachusetts (USA).

The guarantee is extended to any and all the obligations of the borrower contemplated in the present agreement.

The guarantee shall remain in force for as long as the obligations it guarantees have not been totally canceled.

The guarantors hereby expressly accept, in all their effects, all the extensions of the payment periods or all other payment facilities which the lending institutions may grant to the borrower.

               ANNEX I - Bank Guarantee

The Bank ABN AMRO BANK, N.V. Spanish branch,   with
corporate address in Bilbao at Plaza de Espana 4, 6th floor and holder of Fiscal Identity Code Number A-0031021-1 and in its name and on its behalf Mr.
Jose Maria Bilboa and Mrs. Lourdes Orio Gonzalez, with sufficient powers to bind the bank to this act, as evidenced in the Public Deed granting said powers, dated
26.9.90 and 27.9.95 and granted before the  Notary Public
Mrs. Laurina Christina Klein of Amsterdam and Mr. Pedro Conde Martin de Mijas of Madrid, declared sufficient by the Legal Counsel of the State on in Vizcaya on Arpil 6, 1992 and May 28, 1996 registry numbers 182/92 and 422/96, declares that said banking entity


                        GUARANTEES

In a manner as ample as legally possible, and hereby renouncing all privileges of order, excuse and division, the obligations of:

PLYMOUTH  RUBBER  EUROPA, S.A.

Before Caja Municipal de Ahorros de Vigo

For payments related to the loan for an amount of Ptas.- 250.000.000 (TWO HUNDRED AND FIFTY MILLION) granted to PLYMOUTH RUBBER
EUROPA, S.A. by Caja de Ahorros Municipal de Vigo, Banco de
Bilbao  Vizcaya y Banco de Comercio, as Lenders,  each  for
one   third   of  the  total  amount,  as   formalized   on
11.04.97; and thus guarantees before Caja Municipal de
Ahorros de Vigo, and up the maximum limit, for all concepts
(capital, interests, delay interests and other expenses), of Ptas.- 26.666.668 (TWENTY SIX MILLION SIX HUNDRED AND
SIXTY  SIX  THOUSAND SIX  HUNDRED  AND  SIXTY EIGHT).

The  present  guarantee shall be in force for a  period  of
five  years as from the present date, and should be renewed
in successive periods till the total expiration of the loan
on 11th April 2007, as in case it would not be renewed,
the  beneficiary, could proceed to its execution within  30
following days to the valid period mentioned, and all in case the loan is updated as far as its payment obligations are concerned.

The Bank ABN AMRO BANK, N.V. Spanish branch declares that it knows and assumes all general and particular conditions of the loan policy herein referred to, being this document of guarantee an annex and part thereof.

The Bank ABN AMRO BANK, N.V. Spanish branch shall effectively pay, in one or several payments, the amount corresponding to the present guarantee, up to its maximum amount, upon receipt of a mere request to do so by the Caja de Ahorros Municipal de Vigo, without no need for a prior notification or consent by the guaranteed party.

The  present guarantee has been registered at the Guarantee
Registry   kept  by  this  banking  entity   under   number
00438/9704

In Bilbao, on 11th April 1.997.


The Bank ABN AMRO BANK, N.V. Spanish branch, with address in Bilbao at Plaza de Espana number 4, 6th floor and holder of Fiscal Identity Code Number A-0031021-I and in its name and on its behalf Mr. Josed Maria Bilbao and Mrs. Lourdes Orio Gonzalez, with sufficient powers to bind the bank to this act, as evidenced in the Public Deed granting said powers, dated 26,9.90 ans 27.9.95 and granted before the Notary Public Mrs. Laurina Christina Kein of Amsterdam and Mr. Pedro Conde Martin de Mijas of Madrid, declared sufficient by the Legal Counsel of the State on in Vizcaya on April 6, 1992 and May 28, 1996 registry numbers 182/92 and 422/96, declares that said banking entity


                        GUARANTEES

In a manner as ample as legally possible, and hereby renouncing all privileges of order, excuse and division, the obligations of:

PLYMOUTH  RUBBER  EUROPA, S.A.,

Before Banco de Bilbao Vizcaya, S.A.

For payments related to the loan for an amount of Ptas.- 250.000.000 (TWO HUNDRED AND FIFTY MILLION) granted to PLYMOUTH RUBBER
EUROPA, S.A. by Caja de Ahorros Municipal de Vigo, Banco de
Bilbao  Vizcaya y Banco de Comercio, as Lenders,  each  for
one   third   of  the  total  amount,  as   formalized   on
11.04.97; and thus guarantees before Banco de Bilbao, and up the maximum limit, for all concepts (capital, interests, delay interests and other expenses), of Ptas.- 26.666.666
(TWENTY SIX MILLION  SIX HUNDRED  AND  SIXTY  SIX  THOUSAND
SIX  HUNDRED  AND  SIXTY SIX).

The  present  guarantee shall be in force for a  period  of
five  years as from the present date, and should be renewed
in successive periods till the total expiration of the loan
on 11th April 2007, as in case it would not be renewed,
the  beneficiary, could proceed to its execution within  30
following days to the valid period mentioned, and all in case the loan is updated as far as its payment obligations are concerned.

The Bank ABN AMRO BANK, N.V. Spanish branch declares that it knows and assumes all general and particular conditions of the loan policy herein referred to, being this document of guarantee an annex and part thereof.

The Bank ABN AMRO BANK, N.V. Spanish branch shall effectively pay, in one or several payments, the amount corresponding to the present guarantee, up to its maximum amount, upon receipt of a mere request to do so by the Caja de Ahorros Municipal de Vigo, without no need for a prior notification or consent by the guaranteed party.

The  present guarantee has been registered at the Guarantee
Registry   kept  by  this  banking  entity   under   number
00436/9704

In Bilbao, on 11th April 1997.


The Bank ABN AMRO BANK, N.V. Spanish branch, with address in
Bilbao at Plaza de Espana number 4, 6th and holder of Fiscal
Identity Code Number A-0031021-I and in its name and on its behalf Mr. Jose Maria Bilbao and Mrs. Lourdes Orio Gonzalez, with sufficient powers to bind the bank to this act, as evidenced in the Public Deed granting said powers, dated 26.9.90 and 27.9.95 and granted before the Notary Public Mrs. Laurina Christina Klein, of Amsterdam and Mr. Pedro Conde Martin de Mijas of Madrid, declared sufficient by the Legal Counsel of the State on in Vizcaya on April 6, 1992 and May 28, 1996 registry numbers 182/92 and 422/96, declares that said banking entity


                        GUARANTEES

In a manner as ample as legally possible, and hereby renouncing all privileges of order, excuse and division, the obligations of:

PLYMOUTH  RUBBER  EUROPA, S.A.

Before Banco de Comercio, S.A.

For payments related to the loan for an amount of  Ptas.-
250.000.000 (TWO  HUNDRED AND FIFTY MILLION) granted to
PLYMOUTH RUBBER EUROPA, S.A. by Caja de Ahorros Municipal de Vigo,
Banco de Bilbao  Vizcaya y Banco de Comercio, as Lenders, each  for one third of the total amount, as formalized on 11.04.97; and thus guarantees before Banco de Comercio, S.A., and up the maximum limit, for all concepts (capital, interests, delay interests and other
expenses),   of  Ptas.- 26.666.666 (TWENTY SIX MILLION  SIX
HUNDRED  AND  SIXTY  SIX  THOUSAND SIX  HUNDRED  AND  SIXTY
SIX).

The  present  guarantee shall be in force for a  period  of
five  years as from the present date, and should be renewed
in successive periods till the total expiration of the loan
on 11th April 2007, as in case it would not be renewed,
the  beneficiary, could proceed to its execution within  30
following days to the valid period mentioned, and all in case the loan is updated as far as its payment obligations are concerned.

The Bank ABN AMRO BANK, N.V. Spanish branch declares that it knows and assumes all general and particular conditions of the loan policy herein referred to, being this document of guarantee an annex and part thereof.

The Bank ABN AMRO BANK, N.V. Spanish branch shall effectively pay, in one or several payments, the amount corresponding to the present guarantee, up to its maximum amount, upon receipt of a mere request to do so by the Banco de Comercio, S.A., without no need for a prior notification or consent by the guaranteed party.

The  present guarantee has been registered at the Guarantee
Registry kept by this banking entity under number 00437/9704

In Bilbao, on 11th April 1997.